QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.1

        [Miller & Martin LLP Letterhead]

January 13, 2004

Main Street Banks, Inc.
676 Chastain Road
Kennesaw, Georgia 30144

  Re:
  Main Street Banks, Inc. issuance of shares in connection with the acquisition of
  Banks Moneyhan Insurance Agency, Inc. and Moneyhan Insurance Agency, Inc.

Ladies and Gentlemen:

        We are acting as counsel to Main Street Banks, Inc. (the "Company"), a Georgia corporation, and in such capacity we are familiar with certain corporate action taken by the Company in connection with an Asset Purchase Agreement dated as of December 5, 2003 (the "Acquisition Agreement") among the Company, Main Street Insurance Services, Inc., Banks Moneyhan Insurance Agency, Inc., Moneyhan Insurance Agency, Inc., Charles N. Moneyhan, R. Dean Hayes and Janette M. Hatten, which provided for the acquisition of substantially all of the assets of Banks Moneyhan Insurance Agency, Inc. and Moneyhan Insurance Agency, Inc. (the "Acquisition").

        The terms of the Acquisition Agreement provide for the issuance of 271,111 shares of Company stock ("Company Stock").

        We have examined the Acquisition Agreement and such other documents as we have reasonably deemed necessary to furnish this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as original documents, and the conformity to the original documents of all documents submitted to us as certified or photostatic copies. As to questions of fact material and relevant to our opinion, where such facts were not independently verified by us, we have relied, to the extent we deemed such reliance proper, upon certificates and representations of officers and representatives of the Company and appropriate federal, state and local officials.

        Based upon the foregoing and upon our examination of such documents and matters of law as we have deemed relevant, we are of the opinion that the shares of Company Stock issued pursuant to the Acquisition were duly authorized, validly issued, fully paid and nonassessable.

        We hereby consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement on Form S-3 filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and the inclusion of this opinion as Exhibit 5.1 thereto.

Very truly yours,
MILLER & MARTIN LLP
/s/ MILLER & MARTIN LLP

QuickLinks

  Exhibit 5.1